                                     10(II)

                      Agreement and Plan of Reorganization
                              and Closing Agreement
                               Dated July 7, 1998
                                  by and among
                        State Auto Financial Corporation
                           SAF Acquisition Corporation
                                       and
                    State Automobile Mutual Insurance Company

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                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------

         This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made this ___ day of July, 1998 by and among STATE AUTO FINANCIAL CORPORATION, an Ohio corporation ("Purchaser"), SAF ACQUISITION CORP., a South Dakota corporation ("Merger Sub"), STATE AUTO MUTUAL INSURANCE COMPANY, an Ohio corporation ("Seller") and MILBANK INSURANCE COMPANY, a South Dakota corporation (the "Company").

         WHEREAS, Purchaser and Seller are parties to an Option Agreement dated August 20, 1993, pursuant to which Seller granted Purchaser an option to purchase the Company (the "Option Agreement");

         WHEREAS, Purchaser has duly exercised its option pursuant to the Option Agreement;

         WHEREAS, Purchaser and Seller wish to effect the sale of the Company by Seller to Purchaser through a tax-free reorganization involving the merger of the Company with Merger Sub in a reverse triangular merger;

         WHEREAS, the authorized capital of Purchaser consists of 100,000,000 shares of common stock, no par value, of which 18,379,754 shares presently are issued and outstanding ("Purchaser Common Shares"); 2,500,000 shares of Class A preferred stock, no par value, of which no shares are issued and outstanding; and 2,500,000 shares of Class B preferred stock, no par value, of which no shares are issued and outstanding;

         WHEREAS, the authorized capital of Merger Sub consists of 250 shares of common stock, no par value, of which 250 shares are issued and outstanding and owned beneficially and of record by Purchaser (the "Merger Sub Shares");

         WHEREAS, the authorized capital stock of the Company consists of 25,000 shares of Common Stock, $100.00 par value, all of which are issued and outstanding and all of which are owned beneficially and of record by Seller (the "Company Shares");

         WHEREAS, Purchaser, Merger Sub, Seller and the Company desire that pursuant to the Merger Seller receive the number of Purchaser Common Shares determined pursuant to Section 1.3 of this Agreement as consideration for the Company Shares, which determination is consistent with the requirements of the Option Agreement; and

         WHEREAS, Purchaser, Merger Sub, Seller and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

         NOW THEREFORE, in consideration of the covenants, agreements, representations and warranties contained herein and good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

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                                    ARTICLE I
                               THE MERGER; CLOSING


1.1 THE MERGER. Concurrently with or prior to the execution hereof, the Company and Merger Sub shall duly execute and deliver Articles of Merger (which shall include a Plan of Merger) in the form attached hereto as Exhibit A (the "Articles of Merger"). Pursuant to the terms of this Agreement and the Articles of Merger, Merger Sub will be merged into the Company (hereinafter sometimes called the "Surviving Corporation") in accordance with Section 47-6-1 of the South Dakota Codified Laws (the "Merger"). The time at which the Merger becomes effective is sometimes hereinafter referred to as the "Effective Time."

         1.2 THE CLOSING; CLOSING DELIVERIES. The closing (the "Closing") of the transactions contemplated hereby and by the Articles of Merger shall occur concurrently with the execution of this Agreement. The date upon which the Closing occurs is sometimes hereinafter referred to as the "Closing Date".

                  1.2.1 At the Closing, Seller and the Company shall deliver or cause to be delivered to Purchaser all of the following:

                           (a) This Agreement, duly executed by each of Seller and the Company;

                           (b) The Articles of Merger, duly executed by the Company;

                           (c) All certificates representing the Company Shares, endorsed in blank;

                           (d) The certification required by Section 5.1 hereof, duly executed by Seller; and

                           (e) All such other documents, instruments or certificates which Purchaser or Merger Sub reasonably request for the purpose of effecting the transactions contemplated hereby.

                  1.2.2 At the Closing, Purchaser and Merger Sub shall deliver or cause to be delivered to Seller all of the following:

                           (a) This Agreement, duly executed by each of Purchaser and Merger Sub;

                           (b) The Articles of Merger, duly executed by Merger Sub;

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                  (c)      Certificates duly registered in the name of Seller
                           representing 2,000,000 Purchaser Common Shares, determined pursuant to section 1.4; and

                  (d) All such other documents, instruments or certificates which Seller or the Company reasonably request for the purpose of effecting the transactions contemplated hereby.

1.3      MERGER CONSIDERATION; CONVERSION OF SHARES.

         1.3.1 The purchase price for the Company Shares (the "Purchase Price") shall be consideration equal to the Company's Book Value (as defined below).

                  (a) Except as provided in subsection (b) below, at the Effective Time, each Company Share issued and outstanding at such time shall, automatically and without any action on the part of the holder thereof, be converted into the right to receive that number of Purchaser Common Shares equal to the quotient of: (A) the Company's Book Value divided by the number of Company Shares issued and outstanding immediately prior to the Effective Time; divided by (B) the Value of the Purchaser Common Shares (as defined below).

                  (b) Notwithstanding subsection (a) above, at Purchaser's option, up to twenty percent (20%) of the Purchase Price may be paid in cash on or within one (1) business day after the Settlement Date (as defined below) rather than in Purchaser Common Shares. In the event that Purchaser elects to pay up to twenty percent (20%) of the Purchase Price in cash, it shall give written notice to Seller and the Company at or prior to the Closing of its intent to do so, and of the percentage of the Purchase Price which it intends to pay in cash on or within one (1) business day after the Settlement Date. In such an event, subsection (a) of this Section 1.3.1 shall not apply. Rather, at the Effective Time, each Company Share issued and outstanding at such time shall, automatically and without any action on the part of the holder thereof, be converted into the right to receive (A) cash in an amount equal to the quotient of (i) the Company's Book Value, multiplied by the percentage of the Purchase Price which Purchaser has elected to pay in cash, divided by (ii) the number of shares of the Company Shares issued and outstanding immediately prior to the Effective Time; and (B) that number of Purchaser Common Shares equal to the quotient of: (i) the Company's Book Value multiplied by the percentage of the Purchase Price which Purchaser has not elected to pay in cash, divided by the number of shares of the Company Shares issued and

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                  outstanding immediately prior to the Effective Time; divided by (ii) the Value of the Purchaser Common Shares.

         1.3.2 As used herein, the term "Company's Book Value" means GAAP Book Value (as defined below), as of June 30, 1998, times a multiple which is equivalent to the multiple of the Company's GAAP Book Value as of June 30, 1993 paid by Seller in connection with its acquisition of the Company; provided, however, that if the most recent market value to book value of the Composite Statistics for the Property and Casualty Industry as published by Value Line Publishing prior to the Closing Date (the "Index") should fall below 134 (the range minimum) or rise above 182 (the range maximum), then in such event, the multiple described above shall be adjusted by increasing the multiple by the amount by which the Index exceeds the range maximum or by decreasing the multiple by the amount by which the Index is less than the range minimum, as the case may be.

         1.3.3 As used herein, the term "GAAP Book Value" means the assets, less liabilities, of the Company, prepared in accordance with generally accepted accounting principles ("GAAP").

         1.3.4 As used herein, the term "Value of Purchaser Common Shares" means the closing sale price of the Purchaser Common Shares as reported on the NASDAQ National Market System on June 30, 1998.

1.4      ESTIMATED MERGER CONSIDERATION; SETTLEMENT DATE.

         1.4.1 The parties have jointly estimated the Company Book Value to be Eighty One Million Three Hundred and One Thousand Nine Hundred and Four Dollars ($81,301,904.00) and the Value of Purchaser Common Share to be Thirty Two Dollars ($32.00) per share, which pursuant to Section 1.3.1(a) would result in the issuance of 2,540,684 Purchaser Common Shares to Seller, and which, pursuant to Section 1.3.1(b), would result in the issuance of not fewer than 2,032,547 Purchaser Common Shares and the payment of not more than Sixteen Million, Two Hundred Sixty Thousand Three Hundred Eighty Dollars ($16,260,380.00) in cash to Seller. On or prior to the date hereof, Purchaser has contributed or made available 2,000,000 Purchaser Common Shares to Merger Sub to be used as a down-payment of the Purchase Price at the Closing (the "Closing Payment").

         1.4.2 Promptly after the Effective Time, Seller shall cause all certificates which previously represented outstanding Company Shares to be surrendered to the Surviving Corporation, and the Surviving Corporation, as agent for Purchaser, shall deliver to Seller in partial substitution therefor certificate(s) representing 2,000,000 Purchaser Common Shares.

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         1.4.3 As soon as reasonably practicable after the Closing Date, but in any event on or before the date falling thirty (30) days thereafter (or, if such date is not a business day, the first business day falling thereafter), Seller shall deliver to the Surviving Corporation and Purchaser a statement (a) of the Company's Book Value, which statement shall describe in reasonable detail the basis for calculating the Company's Book Value and shall include, at the request of the Surviving Corporation or Purchaser, all financial statements relating thereto and
         (b) the final calculation of the number of Purchaser's Common Shares and/or cash to which Seller is entitled be delivered to Seller pursuant to Section 1.3. If Purchaser or the Company disputes any of Seller's calculations as set forth in such statement, they shall promptly notify Seller of such dispute and the parties shall work together in good faith to make the final calculation of the number of Purchaser's Common Shares to be delivered to Seller pursuant to Section 1.2. If the parties cannot agree on the Company's Book Value, they shall submit their dispute to the Columbus, Ohio office of Ernst and Young for a resolution within 25 days of submission, the decision of which firm shall be binding on Purchaser, the Company and Seller. The date upon which the parties agree on, or the final determination is made with respect to, the number of Purchaser's Common Shares and/or cash to which Seller is entitled pursuant to Section 1.3 shall be hereinafter referred to as the "Settlement Date".

         1.4.4 If the Purchase Price, as determined on the Settlement Date, exceeds the Closing Payment, Purchaser shall, on or within one (1) business day following the Settlement Date, cause (A) certificates representing the excess to be issued to Purchaser; provided, that no fractional shares or cash in lieu thereof shall be issued; or (B) cash representing the excess to be paid by bank check, or, at Seller's option, by wire transfer to an account designated by Seller; or (C) some combination of (A) and (B), consistent with Section 1.3.1(b), to occur. If the Closing Payment exceeds the Purchase Price, as determined on the Settlement Date, then Seller shall, on or within one (1) business day following the Settlement Date, transfer to Purchaser share certificates representing the number by which 2,000,000 exceeds the number of Purchaser's Common Shares to which Seller is entitled pursuant to Section 1.3.1(a), rounded to the nearest full share.

1.5 FILINGS. On the Closing Date, the parties hereto shall cause to be filed the Articles of Merger and such other documents with the Secretary of the State of South Dakota as shall be necessary for the consummation and effectiveness of the Merger as contemplated hereby on and as of the Closing Date.

1.6 NAME AND ARTICLES OF INCORPORATION OF SURVIVING CORPORATION. The name of the Surviving Corporation shall be Milbank Insurance Company from and after the Effective Time, and the Articles of Incorporation immediately prior to the Effective Time of the Company shall remain the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until amended.

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1.7 BY-LAWS OF SURVIVING CORPORATION. From and after the Effective Time, the
By-Laws of the Company immediately prior to the Effective Time shall remain the By-Laws of the Surviving Corporation until amended.

1.8 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. From and after the Effective Time, the directors and officers of the Surviving Corporation shall be those persons holding those offices with the Company immediately prior to the Effective Time, to serve until their respective successors have been duly elected and qualified.

                                   ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING
                         SELLER AND THE COMPANY SHARES.

         Seller hereby represents and warrants to Purchaser and Merger Sub as follows:

2.1 ORGANIZATION AND AUTHORITY. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has full corporate power, right and authority to own its properties and assets (including but not limited to the Company Shares), to carry on its business as it is now being conducted, and to enter into and carry out its obligations under this Agreement. Seller has all necessary governmental authorizations to own or lease its properties and assets and to carry on its business as now being conducted in all respects material to the financial condition or business of Seller and its affiliates taken as a whole.

         2.2 AUTHORIZATION. This Agreement has been duly authorized, executed and delivered by Seller and no further corporate proceedings on the part of Seller are or will then be necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

         Neither the execution, delivery and performance of this Agreement by Seller, nor the consummation of the transactions contemplated hereby, will violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Seller or the Company (i) under any of the terms, conditions or provisions of (x) the charter documents or Bylaws of Seller or the Company (copies of which have been previously provided to Purchaser), or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller or the Company is a party or by which Seller or the Company may be bound, or to which Seller or the Company, or the properties or assets of Seller or the Company may be subject, or (ii) any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Seller or the Company, or to the properties or assets of Seller or the Company.

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

         No material notice to, filing with, authorization of, exemption by, or consent or approval of, any regulatory authority is necessary for the consummation by Seller of the transactions contemplated by this Agreement.

         2.3 TITLE TO COMPANY SHARES. Seller owns, beneficially and of record, all of the Company Shares, free and clear of any adverse claims, liens, proxies, voting trusts, restrictions on transfer or encumbrances with respect thereto. The Company Shares are validly issued, fully paid and nonassessable. The certificates representing the Company Shares do not contain any restrictive legend or reference to any agreement, except for a legend concerning the status of the Company Shares under the Securities Act of 1933, as amended.

         2.4 LITIGATION. There is no action, suit or proceeding pending against or, to the knowledge of Seller, threatened against or affecting, Seller or any affiliate of Seller or any of its properties before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER
                             REGARDING THE COMPANY

         Seller hereby represents and warrants to Purchaser and Merger Sub, at and as of the date hereof, as follows:

         3.1 ORGANIZATION, AUTHORITY AND AUTHORIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota. The Company has the full corporate power, right and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is not required to qualify to do business in any state or foreign jurisdiction where it is not already so qualified, and the Company is in good standing in each such state or foreign jurisdiction in which it is qualified. The Company has all necessary governmental licenses and authorizations to own or lease its properties and assets, to underwrite insurance and to otherwise carry on its business as now being conducted in each of the states listed on Schedule 3.1, which is a complete and correct list of all jurisdictions in which the Company conducts any insurance business or in which the Company is licensed to conduct business, as specified on Schedule 3.1. The Company is in good standing with the applicable insurance regulatory authorities in all of the jurisdictions listed on Schedule 3.1, and has capital and surplus in such amounts as are required by the applicable insurance laws of each such jurisdiction.

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         3.2 COMPANY SUBSIDIARIES. The Company does not beneficially or of record own any shares of outstanding capital stock of any subsidiary. For purposes of this Agreement, a "subsidiary" shall mean any trust, joint venture, corporation or partnership of which the Company directly or indirectly owns at least 50% of the capital stock or other equity interest.

         3.3 CAPITALIZATION OF THE COMPANY. The authorized capital stock of the Company consists of 25,000 shares of common stock, $100.00 par value, all of which are issued and outstanding, all of which are owned beneficially and of record by Seller, and which constitute the Company Shares. The Company holds no shares of capital stock in its treasury. There are no other shares of capital stock or other equity securities of the Company outstanding and no outstanding options, warrants, scrip, rights to subscribe to, proxies, voting trusts, puts, calls, commitments or agreements of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock of the Company. All of the Company Shares have been lawfully acquired by Seller and are now owned by Seller beneficially and of record, free and clear of any adverse claim, lien, proxies, voting trusts, restrictions on transfer or encumbrance thereto, and neither Seller nor the Company has any liability to any former holder of any shares of capital stock of the Company or to any other person or governmental authority relating to the purchase, sale, redemption, retirement or cancellation thereof.

         3.4 COMPANY FINANCIAL STATEMENTS. The Statutory Financial Statements (including the notes thereto) of the Company as of and for the years ended December 31, 1997, December 31, 1996 and December 31, 1995 (the "Annual Statements") and the Statutory Financial Statements (including the notes thereto) of the Company for the fiscal quarter ended March 31, 1998 (the "March Quarterly Statement") have been prepared in conformity with accounting practices prescribed or permitted by the Department of Insurance of the State of South Dakota ("SAAP") consistently applied and present fairly the admitted assets, liabilities and capital and surplus of the Company at the dates stated therein on the basis of accounting rules described herein consistently applied. Copies of the Annual Statements and the March Quarterly Statement have been previously provided to Purchaser. Each of the Annual Statements and the March Quarterly Statement as of the dates prepared (i) were timely filed with the South Dakota Department of Insurance, (ii) were in compliance with the rules and regulations of the South Dakota Department of Insurance as in effect as of the date filed, and (iii) were true, complete and correct when and as filed.

         3.5 REPORTS. The Company has filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the South Dakota Department of Insurance and (ii) any applicable state or foreign insurance or licensing authorities (all such reports and statements (including but not limited to all annual statements and quarterly statements) are collectively referred to herein as the "Company Reports"). As of their respective dates, the Company Reports

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         complied with the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed and were true, correct and complete as filed.

3.6      PROPERTIES.

         3.6.1 Schedule 3.6A attached hereto sets forth a list of all real property owned by the Company (the "Owned Realty"). Except as set forth in Schedule 3.6A and except (A) as may be reflected in the Annual Statements or the March Quarterly Statement; (B) for any lien for current taxes not yet delinquent; and (C) for such other encumbrances and imperfections of title as do not materially affect the value of any individual item or parcel of personal or real property, the Company has good and marketable title, free and clear of any liens, claims, charges, options or other encumbrances, to all of the personal and real property (including the Owned Realty as defined below) reflected in the Annual Statements and the March Quarterly Statement, and all personal and real property acquired since the respective dates thereof, except such personal property as has been disposed of in the ordinary course of business.

         3.6.2 Schedule 3.6B attached hereto sets forth a list of all leases of real property to which the Company is a party (collectively, the "Leases"). Except as set forth on Schedule 3.6B, the Leases are in full force and effect in all material respects, and the Company has not received a notice of default or termination with respect to such Leases. Except as set forth on Schedule 3.6B, there has not occurred any event which would constitute a breach by the Company of, or default by the Company in, the performance of any covenant, agreement or condition contained in any Lease, which breach or default would have a material adverse effect on the Company's rights or obligations under any such Lease. No Lease is or will be terminable by any person as a result of the consummation of the transactions contemplated by this Agreement.

         3.6.3 Schedule 3.6C attached hereto sets forth a list of all trademarks, trade names, service marks, copyrights and patents used or proposed to be used by the Company in the conduct of its business. All of the foregoing are owned by or validly licensed to the Company. Except as provided in Schedule 3.6C, the Company has not received any notice of any claim that any such trademark, trade name, service mark, copyright, patent or other similar property right is not valid or enforceable by its owner as stated on Schedule 3.6C, or infringes upon any trademark, service mark, trade name, copyright, patent or intellectual property right of any third party. No such trademark, trade name, service mark, copyright or patent will be terminable or otherwise affected by the transactions contemplated by this Agreement.

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         3.6.4 Neither Seller nor any of its affiliates owns any material asset, tangible or intangible, which is used in the business of the Company, except as set forth on Schedule 3.6D.

3.7      TAXES.

         3.7.1 Since August 20, 1993, the Company has been included in consolidated federal income Tax Returns (as defined below) filed by Seller and its affiliates.

         3.7.2 All Tax Returns required to be filed by the Company and all Tax Returns of any consolidated, combined or unitary group which includes the Company have been timely filed, and all Taxes(as defined below) shown thereon (or which should have been shown thereon) as due to be paid or withheld have been paid or withheld.

         3.7.3 Except as set forth on Schedule 3.7, the statute of limitations for the assessment of federal income taxes of the Company has expired for each period through December 31, 1990.

         3.7.4 No deficiency or adjustment for any Taxes of the Company not yet paid has been proposed in writing or assessed.

         3.7.5 All Taxes of the Company required to be paid by the Company on all Tax Returns required to be filed have been paid and all such Taxes for the periods since the last Tax Returns were filed through the Closing Date for which Tax Returns are required to be filed in the future, and all other Taxes for periods through the Closing Date for which Tax Returns are not required to be filed, and all interest and penalties thereon, whether disputed or not, have been duly paid or reserved for in accordance with SAAP on the Annual Statements and the March Quarterly Statement through the dates thereof and thereafter reserved for on the books and records of the Company, and the Company has no liability for Taxes in excess of the amounts so paid or reserved for in accordance with SAAP on the Annual Statements and the March Quarterly Statement through the dates thereof and thereafter reserved for on the books and records of the Company.

         3.7.6 All liability for Taxes of the Company for 1997, and for that portion of any future Tax year through the Effective Time, whether or not they have become payable, have been paid in full or adequately reserved for in accordance with SAAP on the Annual Statements and March Quarterly Statement through the dates thereof, and to the extent liabilities for Taxes have been accrued but not become payable, they are adequately reflected in accordance with SAAP on the Annual Statements and March Quarterly Statement through the dates thereof and thereafter on the books and records of the Company.

         3.7.7 There are no federal, state or local Tax liens upon any property or assets of the Company.

         3.7.8 Neither the Company, nor any member of any consolidated, combined or unitary group which includes the Company, has any current or pending request for an extension of time within which to file any Tax Returns for which Tax Returns have not yet been filed with the taxing authority.

         3.7.9 Neither the Company, nor any consolidated, combined or unitary group which includes the Company, has any pending or proposed audit of any Tax Returns. No deficiencies for Taxes have been claimed, proposed or assessed by any taxing authority against either the Company or any member of any consolidated, combined or unitary group which includes the Company with respect to which the Company would have any liability. There is no basis for any such deficiency or claim for which adequate reserves in accordance with SAAP have not been established on the March Quarterly Statement through the dates thereof and thereafter on the books and records of the Company.

         3.7.10 For purposes of this Agreement "Taxes" shall mean all federal, state and local taxes, charges, fees, levies or other assessments of whatever kind or nature, including without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, custom duties, fees, assessments or charges of any kind whatever (together with any interest, penalty, or addition to tax) and the term "Taxes of the Company" shall mean all Taxes imposed by any taxing authority upon the Company.

         3.7.11 For purposes of this Agreement "Tax Returns" shall mean all returns, amended returns, declarations, reports, estimates, information returns and statements required or permitted to be filed under federal, state, local or foreign law relating to Taxes by, or including, the Company or any consolidated group of which the Company is a part.

3.8      EMPLOYEES AND AGENTS.

         3.8.1 The Company has no employees. As used herein, the term "Employee" shall mean personnel employed by Seller who perform non-management services for the Company pursuant to a Management Agreement dated April 1, 1994, as amended, between the Company, Seller, Purchaser and certain of their respective Affiliates (the "Management Agreement"). Such term shall not include, and the representations and warranties contained in this Section 3.8 shall not apply to, personnel employed by State Auto Property & Casualty Insurance Company, a subsidiary of Purchaser, who perform services for the Company pursuant to the Management Agreement.

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                  3.8.2 The Company has no obligation, contingent or otherwise, under any employment, consulting, retirement or severance agreements. There is not pending or threatened any labor dispute, strike or work stoppage which affects the businesses of the Company or which may affect or interfere with its continued operations. The Company is in compliance in all material respects with all federal, state and other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. The Company has not and is not engaged in any unfair employment practice, and no unfair employment practice complaint is pending before any government or government agency or court against the Company.

                  3.8.3 Neither Seller nor the Company is aware (A) that any key Employee or group of Employees who are material to the Company has terminated, or has any plans to terminate his, her or their employment with the Company after the Closing or (B) that any insurance agent or insurance agency currently licensed by the Company has terminated, or has any plans to terminate his, her or its agency relationship with the Company, except for such agent or agency terminations as have been disclosed to Purchaser prior to the Closing Date which are not material to the business or financial condition of the Company. For purposes of clause (B) in the preceding sentence of this Section 3.8.3, agent or agency terminations shall not be deemed to be material to the business or financial condition of the Company unless they occur outside the ordinary course of business and involve agents or agencies representing or responsible for aggregate sales of at least seven and one-half percent (7 1/2%) of the annualized written premium volume of the Company in the preceding fiscal year.

         3.9 EMPLOYEE BENEFITS. Schedule 3.9 sets forth a complete list of all pension plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by the Company or its affiliates with respect to Employees of the Company (each, a "Pension Plan"), all welfare plans, as defined in Section 3(1) of ERISA, maintained by the Company or its affiliates with respect to Employees of the Company (such welfare plans and the Pension Plans being hereinafter referred to as "ERISA Plans"), and all other income, incentive, fringe benefit, vacation, or leave plans, policies or arrangements maintained by the Company or its affiliates with respect to Employees of the Company (collectively, the "Plans"). The Company has not, since August 20, 1993, maintained or contributed, or has been required to contribute, to any "multiemployer plan" as that term is defined at Section 4001(a)(3) of ERISA or incurred, or will incur with respect to any event occurring prior to the Effective Time, any liability under Section 4062, 4063 or 4201 of ERISA. Each Pension Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") has been determined by the Internal Revenue Service to so qualify, and neither Seller nor the Company knows of any facts which might adversely affect such qualification. Nothing has been done or omitted to be done with respect to any ERISA Plan that would result in any material liability on the part of the Company under Part 5 of Title I of ERISA or Section 4975 of the Code. No "reportable event" as defined in

         Section 4043 of ERISA, other than any such event for which the thirty-day notice period has been waived, has occurred with respect to any Pension Plan subject to Title IV of ERISA. Except for continuation of health coverage to the extent required under Section 4980B of the Code, and except as otherwise set forth in Schedule 3.9, there are no unfunded obligations under any ERISA Plan. There is no accumulated funding deficiency as defined in Section 302 of ERISA or Section 412 of the Code with respect to any Pension Plan. The Company or its affiliates have made all quarterly contributions required under Section 412(m) of the Code, and have made or will make prior to the Closing Date all payments and contributions (including insurance premiums) to each ERISA Plan for all benefits which have accrued through the Closing Date. With respect to each Pension Plan which is subject to Title IV of ERISA, the current fair market value of the Plan assets exceeds the present value of all benefit liabilities as defined in Section 4001(a)(16) of ERISA on the date hereof. Except as set forth on
         Schedule 3.9, each ERISA Plan which Seller, any affiliate of Seller or the Company maintains with respect to Employees of the Company has at all times been administered in material compliance with all applicable requirements of ERISA and the Code, including all reporting requirements with respect to the Internal Revenue Service, the U.S. Department of Labor and the Pension Benefit Guaranty Corporation, and including all disclosure requirements with respect to plan participants and beneficiaries. All returns on Forms 5500 required to be filed with respect to each ERISA Plan have been duly and timely filed and complied in all material respects with the requirements of the Code and ERISA as of the dates so filed. There are no incentive, bonus, or other employee merit agreements or arrangements between either the Company or Seller or any affiliate of Seller and any current or former Employee of the Company other than (A) the Plans listed in Schedule 3.9 or (B) contracts listed on Schedule 3.10.

         3.10 CONTRACTS. Except for (A) the contracts, commitments, plans, agreements and licenses described in Schedule 3.10 (copies of all of which have been made available to Purchaser); (B) the Leases set forth on Schedule 3.6B; (C) the forms of insurance policies described in
         Schedule 3.10 (including any Schedules thereto); (D) the reinsurance agreements described in Schedule 3.11B; (E) insurance policies issued by the Company in the ordinary course of its business; and (F) agreements between the Company and Purchaser or any subsidiary of Purchaser, the Company is not a party to or subject to:

                  3.10.1 any contract or agreement not fully performed for the purchase of any commodity, services, material or equipment, including without limitation fixed assets, for a price in excess of $25,000, except contracts or agreements entered into by the Company in the ordinary course of its business, which are terminable without penalty by the Company upon notice of 180 days or less;

                  3.10.2 any contract containing covenants limiting the freedom of the Company to compete, directly or indirectly, in any line of business or with any person or entity;

                  3.10.3 any license agreement (as licensor or licensee) providing for future payments in excess of $25,000 which by its terms does not terminate or is not terminable without penalty by the Company upon notice of 180 days or less;

                  3.10.4 any indenture, mortgage, promissory note as to which the Company is the maker, loan agreement, or other agreement or commitment for the borrowing of money by the Company in excess of $25,000;

                  3.10.5 any other contract or agreement outside the ordinary course of business or which creates future payment obligations of the Company in excess of $25,000 and which by its terms does not terminate or is not terminable without penalty by the Company upon notice of 180 days or less;

                  3.10.6 any contract or commitment involving employment, profit sharing, pension, bonus, percentage compensation, deferred compensation, employee benefits, stock options or warrants or employee stock purchase;

                  3.10.7 any contract, commitment, undertaking or other instrument which contains restrictions with respect to payment of dividends or any other distribution with respect to the capital stock of the Company;

                  3.10.8 any letter of credit or guaranty agreement in respect of any indebtedness or obligation of any other person or entity (other than (i) the endorsement of negotiable instruments in the ordinary course of business, and (ii) letters of credit relating to payment under foreign reinsurance agreements or treaties which are disclosed on
                  Schedule 3.10B);

                  3.10.9 any contract or commitment to extend credit to any person or entity (other than pursuant to existing agency agreements); or

                  3.10.10 any contract, commitment or option for the purchase of personal property other than in the ordinary course of business, or any contract, commitment or option for the purchase or lease of real property.

         3.11     INSURANCE POLICIES; REINSURANCE.

                  3.11.1 Schedule 3.11A contains a complete and correct list of all types of insurance policies presently issued by the Company. Seller has made available to Purchaser complete and correct copies of all forms of insurance policies of the Company together with all forms of endorsements thereto (other than policies or endorsements issued on forms prepared by the Insurance Services Office).

                  3.11.2 Schedule 3.11B contains a complete and correct list of all reinsurance agreements to which the Company is a party and to which the Company has been a party since August 20, 1993; provided, that reinsurance agreements to which the Purchaser or any subsidiary thereof is a party are excluded from Schedule 3.10B and from the representations and warranties contained in this Section 3.11.2 and Section
                  3.11.3. Copies of all such reinsurance agreements have been made available to Purchaser. The consummation of the transactions contemplated by this Agreement will not adversely affect, limit or terminate the continuing obligations of reinsurers under such reinsurance agreements.

                  3.11.3 To the knowledge of Seller and the Company, (i) no material default of any party under any such reinsurance agreement has occurred and no basis exists for the declaration of any default or termination right thereunder, except for agreements which, prior to the Closing Date, have or will have expired by their terms, and (ii) each party to such reinsurance agreements was, at the date each reinsurance agreement was executed and delivered, solvent and financially capable of fulfilling its obligations to the Company thereunder.

         3.12 NO DEFAULTS UNDER CONTRACTS OR AGREEMENTS. Without limiting any of the representations and warranties of Seller contained in this Article III, to the knowledge of Seller neither the Company nor any other party thereto is in default under any lease, contract, mortgage, reinsurance agreement, promissory note, deed of trust, loan or other commitment or arrangement in any material respect, except for such defaults as have been cured or waived in writing by an appropriate party. All such leases, contracts, mortgages, reinsurance agreements, promissory notes, deeds of trust, loans and other commitments and arrangements, to the extent the same give rights to the Company, are enforceable by the Company, subject to applicable bankruptcy, insolvency, reorganization or other laws of general applicability affecting creditor's rights generally, and the effect of laws governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents, and the Company has received no notice of any claim to the contrary. Each of such documents is in full force and effect and constitutes a legal, valid and binding obligation of the respective parties thereto enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and other laws of general applicability affecting creditors' rights generally, and the effect of laws governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents. The representations and warranties set forth in this Section 3.11 shall not apply to any lease, contract, mortgage, reinsurance agreement, promissory note, deed of trust, loan or other commitment or arrangement by and between the Company and the Purchaser or any subsidiary of the Purchaser.

         3.13 LITIGATION AND OTHER PROCEEDINGS. Except as set forth in Schedule 3.13, the Company (i) is not a party to any claim, action, suit, investigation or proceeding, pending or (to the knowledge of Seller or the Company) threatened, which if adversely determined would have a material adverse effect on the financial condition or business of the Company (other than those arising in the ordinary course of the Company's insurance business as to which reserves have been properly established); (ii) is not subject to any order, judgment or decree issued by any court of competent jurisdiction or other governmental authority, and (iii) is not a party to any claim, action, suit, investigation or proceeding, pending or (to the knowledge of Seller or the Company) threatened, for any bad faith or extra contractual claims, or claims giving rise to punitive damages (in each case, excluding any and all damages based on amounts recoverable under the terms of the applicable insurance policy or policies) arising out of any action or inaction by the Company which action by the Company was taken, or, in the case of any inaction by the Company, was required to be taken, prior to the Closing Date by the Company, with respect to the denial of coverage under the Company's insurance policies, in each case, as finally determined by a court of competent jurisdiction, and there does not exist any basis therefor. Schedule 3.13 also identifies each other civil, criminal or administrative proceeding or investigation to which the Company has been a party since January 1, 1994 which granted (or the settlement of which resulted in) (i) payment of any criminal or administrative fines or penalties by the Company in excess of $10,000, (ii) civil verdicts or settlements in excess of $250,000, or (iii) injunctive relief of any type or nature against the Company. The Company is not operating under, subject to or in default with respect to any order, writ, injunction or decree of any court or federal, state, local or other governmental department, commission, board, bureau, or agency or non-governmental arbitration board or commission.

         3.14 COMPLIANCE WITH LAWS. The Company has all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as presently conducted, and such permits, licenses, certificates of authority, registrations, orders and approvals are in full force and effect in all material respects. The conduct of its business by the Company does not violate or infringe any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation now in effect in any material respect.

         3.15 BROKERS AND FINDERS. Neither Seller nor the Company, nor any of their affiliates, officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted, directly or indirectly, for Seller or the Company, in connection with this Agreement or the transactions contemplated hereby.

         3.16 REGULATORY AGREEMENTS. The Company is not a party to any supervisory agreement, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order or decree with or by the South Dakota Department of Insurance or any other regulatory authority that relates to the conduct of the business of the Company.

         3.17 DIVIDENDS Since December 31, 1997, the Company has not declared or paid any dividend or made any distribution to Seller or any of its affiliates.

3.18     INSURANCE COVERAGE.

         3.18.1 Schedule 3.18A contains a complete and correct list of all insurance policies and bonds maintained by Seller or its affiliates which provide coverage for the Company or its officers and directors.
         Schedule 3.18B contains a complete and correct list of all insurance policies maintained by the Company. Such policies are in full force and effect, and all premiums which are due thereon have been paid. None of the insurance policies listed on Schedule 3.18A or Schedule 3.18B will be canceled as of, or as a result of, the Closing.

3.19     BOOKS AND RECORDS.

         3.19.1 The books of account of the Company reflect all material items of income and expense and all material assets, liabilities and accruals, and are prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with generally accepted accounting principles ("GAAP") and in accordance with accounting practices prescribed or permitted by the South Dakota Department of Insurance.

         3.19.2 The minute books of the Company reflect accurately all actions taken by the Board of Directors (or any committee thereof) and the shareholders of the Company. The stock certificate books and records of the Company accurately reflect all transactions in the capital stock of the Company.

3.20 ABSENCE OF CERTAIN PAYMENTS. Neither the Company nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company has, directly or indirectly, within the past five years, used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to government officials or employees from corporate funds.

3.21 CONSENTS. Except as set forth on Schedule 3.21, no consents or approvals of parties with whom Seller, Seller's affiliates or the Company has contractual relationships or has had such contractual relationships are required or will be required to permit the consummation of the transactions contemplated by this Agreement.

3.22 AGREEMENTS WITH AFFILIATES. Except as set forth in Schedule 3.22 and the other schedules to this Agreement, the Company is not a party to or bound by any written contract, commitment or understanding with Seller or any affiliate of Seller providing for reinsurance or the purchase or sale of goods or services. Except as set forth in Schedule 3.22, no agreement with Seller or any such affiliate of Seller providing for reinsurance or the purchase or sale of goods or services which was previously in force has been terminated by the Company since January 1, 1997.

3.23     ENVIRONMENTAL MATTERS.

         3.23.1 Except as set forth on Schedule 3.23 attached hereto, (i) no "Hazardous Substance" (as hereinafter defined) has been disposed of on, generated on, treated on, buried beneath, or percolated beneath, (ii) no such disposal, generation, treatment, burial or percolation has been threatened, and (iii) there has been no "Release" (as hereafter defined) thereof on any real estate now or previously owned or leased by the Company, or any improvements thereon (collectively the "Real Property"). Except as set forth on Schedule 3.23, the Company is and has been in compliance in all material respects with all applicable federal, state and local laws, administrative rulings and regulations of any court, administrative agency or other governmental or quasi-governmental authority, relating to the protection of the environment (including but not limited to laws prohibiting the creation of a public nuisance). Neither the Company nor (to the knowledge of Seller and the Company) any present or former owner or user of the Real Property is a responsible party under Section 107 of the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), or is or has been subject to an action under
         Section 7003 of the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), and neither the Company nor (to the knowledge of Seller and the Company) any present or former owner of the Real Property has received notification from any federal, state or local government, agency or regulatory body, of a violation under any federal, state or local law regulating the Release, disposal or discharge of any toxic, explosive or other Hazardous Substance. No Environmental Condition (as hereafter defined) exists in the Real Property.

         3.23.2 Except as set forth on Schedule 3.23, the Real Property is free from the presence of asbestos or asbestos-containing materials.

         3.23.3 Except as described on Schedule 3.23, no Underground Storage Tanks (as hereafter defined) are now present on or beneath the premises of the Real Property.

         3.23.4 For purposes of this Agreement: (A) "Hazardous Substance" means any one or more of (i) any substance defined as a hazardous substance under Section 101(14) of CERCLA, (ii) any other substance deemed hazardous by the United States Environmental Protection Agency pursuant to Section 102(a) of CERCLA, (iii) petroleum (including crude oil or any fraction thereof), (iv) any substance deemed hazardous pursuant to
         Section 1004(5) of RCRA, (v) any substance regulated under the Toxic Substance Control Act, as amended, or (vi) any other hazardous or toxic substance, materials, compound, mixture, solution, element, pollutant or waste regulated under any federal, state or local statute, ordinance or regulation; (B) "Release" shall have the meaning given to such term in Section 101(22) of CERCLA; (C) "Underground Storage Tanks" shall mean one or any combination of tanks, including the underground pipes connected thereto, that are used to contain an accumulation of substances the volume of which, including the volume of the underground pipes connected thereto, is ten per cent or more beneath the surface of the ground, other than tanks used for storing heating fuel for consumptive use on the premises where stored, storm or waste water collection systems, and septic tanks; and (D) "Environmental Condition" shall mean conditions of the environment, including natural resources (including flora and fauna), soil, surface water, groundwater, any present or potential drinking water supply, subsurface strata or the ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping, Release or threatened Release of Hazardous Substances upon the Real Property by the Company or its agents, lessees, representatives or predecessors in interest.

3.24 ABSENCE OF CERTAIN CHANGES. Except as set forth on Schedule 3.24, during the period from March 31, 1998 through the date hereof, the Company has not:

         3.24.1 Experienced any change in its business, financial condition or operations, financial or otherwise, which, in any case or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of the Company, including but not limited to any material change in statutory surplus of the Company as a result of any catastrophic event;

         3.24.2 Created or suffered to exist any lien, claim or encumbrance with respect to any property, business or assets, tangible or intangible, other than immaterial liens, claims or encumbrances created in the ordinary course of business;

         3.24.3 Suffered any material damage, destruction or other casualty loss (whether or not covered by insurance);

         3.24.4 Forgiven or canceled any debts or claims, or waived any material contractual or other rights;

         3.24.5 Written off as uncollectible any notes or other receivables, except as write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material to the business, financial condition or results of operations of the Company;

         3.24.6 Conducted its business except in the usual and ordinary manner and in the ordinary course of business;

         3.24.7 Made any change in the compensation or other direct or indirect remuneration payable to any director, officer, Employee or agent of the Company, or become obligated or orally promised to change any such compensation, in each case except as consistent with past practice or custom;

         3.24.8 Made or agreed to make any change in accounting or underwriting practices or claims settlement practices except such changes to which Purchaser has consented in writing; or

         3.24.9 Entered into any contract or commitment, or any preliminary letter of intent, (A) to do any of the things enumerated in this
         Section 3.24, or (B) to sell, mortgage or otherwise encumber or dispose of any material asset or substantially all the assets of the Company, or to merge or consolidate with any other person or entity, other than the transactions with Purchaser set forth in this Agreement.

3.25 NO LIABILITIES RESULTING FROM TRANSACTION. The purchase of the Company by Purchaser pursuant to this Agreement and the Articles of Merger shall not result in any liability of the Company or Purchaser to any present or former stockholder, director, officer or Employee of the Company.

3.26 CERTAIN PAYMENTS. All involuntary assessments against the Company, including, without limitation, those made by any insurance guaranty association and/or any residual market mechanism pool as a result of being a member of such association or pool, have been paid or properly reserved on the books and records of the Company. The amounts reserved by the Company for any estimated assessments which have not been finalized and paid will be adequate to cover the amounts required to be paid in the future to any such association or other assessing party.

3.27 CERTAIN FILINGS. The Company has made all required filings of rates and policy forms as are required by applicable insurance regulatory authorities having jurisdiction over their affairs, and the conduct of the business of the Company has been consistent with such filings in all material respects.

3.28 REAL ESTATE MATTERS. With respect to the real property owned or leased by the Company and all buildings, structures and appurtenances situated thereon, none of such buildings, structures or appurtenances (or any equipment therein or thereon), nor the operation or maintenance thereof, in any material respect violates any restrictive covenant or any provision of any federal, state or local, rule or regulation, including but not limited to the Americans with Disabilities Act of 1991, and local zoning ordinances and building codes (collectively, the "Codes"), or encroaches on any property owned by others. Notwithstanding the foregoing, Seller shall not be deemed to have breached the foregoing representation and warranty regarding compliance with Codes, as long as each of the aforesaid buildings, structures and appurtenances was in compliance with applicable Codes as in effect when each such building, structure or appurtenance was constructed, and no remedial action is specifically required with respect thereto under any applicable Code as thereafter amended or currently in effect, having regard for the present use of the buildings, structures and appurtenances.

3.29 BANK ACCOUNTS AND POWERS OF ATTORNEY. Set forth in Schedule 3.29 is an accurate and complete list showing:

         3.29.1 the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto; and

         3.29.2 the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

3.30     DATA PROCESSING MATTERS.

         3.30.1 Except as set forth in Schedule 3.30, the Company does not have any of its respective records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

         3.30.2 The Company owns, leases or licenses certain computer equipment, associated peripheral devices, and related operating and application systems and other software utilized in connection with their business and operations (collectively, the "Data Processing Systems").

         3.30.3 The Company has taken appropriate action by instruction, agreement or otherwise with its Employees or other persons permitted access to system application programs and data files used in the Data Processing Systems to protect against unauthorized access, use, copying, modification, theft and destruction of such programs and files. The Company has not sustained, and is not aware of any information or circumstances indicating that it may sustain, disruption of business or loss by reason of unauthorized access, use, copying, modification, theft or destruction of such programs and files by its current or former Employees or other persons permitted access thereto.

         3.30.4 The data processing and data storage facilities of the Company are adequate, properly protected and possess proper temperature and humidity control devices and fire protection equipment.

         3.30.5 The Company has arranged for back-up data processing services reasonably adequate to meet data processing needs in the event that the Data Processing Systems or any component thereof is rendered temporarily or permanently inoperative as a result of a natural or other disaster.

         3.31 YEAR 2000 COMPLIANCE. The Company is currently utilizing both internal and external resources to identify, replace, correct or reprogram, and test the Company's Data Processing Systems as being Year 2000 compliant. For purposes of this Agreement, the term "Year 2000 compliant" shall mean, at a minimum, that the Data Processing Systems
         (a) will manage and manipulate data involving dates, including single century formulas and multi-century formulas, and will not cause an abnormally ending scenario with the application or generate incorrect values or invalid results involving such dates, (b) provide that all date-related user interface functionalities and data fields include the indication of the century, if necessary, and (c) provide that all date-related data interface functionalities include the indication of the century or logic to accommodate century processing. With respect to those portions of the Data Processing Systems which include use of third party software, the Company either (A) has inquired of vendors regarding their Year 2000 compliant efforts and expects to receive reasonable assurances that such vendors shall be Year 2000 compliant on a timely basis; or (B) has full authority to modify such third-party software.

         3.32 ACCURACY OF REPRESENTATIONS, WARRANTIES AND OTHER STATEMENTS MADE. The representations and warranties of Seller set forth in this Agreement, and in any schedule, exhibit, certificate or statements in writing delivered pursuant hereto, do not as of the date hereof contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading. The representations and warranties of Seller in this Agreement and in any certificate delivered pursuant hereto shall not be affected or deemed waived because Purchaser and/or its representatives prior to executing this Agreement could have discovered by means of additional due diligence that any such statement, representation or warranty is or might be inaccurate in any material respect.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                            PURCHASER AND MERGER SUB

         Purchaser and Merger Sub hereby jointly and severally represent and warrant to the Company and Seller that:

4.1      ORGANIZATION.

                  4.1.1 Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, has the corporate power to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a material adverse effect on the business, financial condition or prospects of Purchaser and its consolidated subsidiaries taken as a whole.

                  4.1.2 Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of South Dakota, has the corporate power to carry on its business as it is now being conducted, and is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a material adverse effect on the business, financial condition or prospects of Merger Sub taken as a whole.

         4.2 PURCHASER COMMON SHARES. Each Purchaser Common Share to be exchanged for the Company Stock pursuant to the provisions of this Agreement and the Articles of Merger has been duly authorized and, upon consummation of the Merger and/or delivery to Seller, will be validly issued, fully paid and non-assessable.

         4.3 NO DEFAULTS. The execution and delivery of this Agreement and the Articles of Merger and the consummation of the transactions contemplated hereby and thereby will not violate any provision of law applicable to Purchaser or Merger Sub, or violate or conflict with Purchaser's or Merger Sub's Articles of Incorporation or By-Laws, or any provision of, or result in the acceleration of any obligation under, any governmental license or other authorization, loan document, agreement, mortgage, lien, lease, instrument, order, arbitration award, judgment or decree to which Purchaser or Merger Sub is a party or by which either of them is bound, nor will it affect Purchaser's or Merger Sub's qualification to carry on its business.

         4.4 CORPORATE POWER. Each of Purchaser and Merger Sub has corporate power to enter into this Agreement and the Articles of Merger and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Articles of Merger, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser's and Merger Sub's Board of Directors, and, in the case of Merger Sub, by its sole shareholder, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement and the Articles of Merger and the consummation of the transactions contemplated hereby and thereby. Neither Purchaser nor Merger Sub is subject to or obligated under any charter or By-law provision and is not subject to or obligated under any material contract, license, franchise or permit, or subject to any order or decree, which would be breached or violated by executing and carrying out this Agreement. Other than authorizations, consents, approvals and filings required to be obtained from or made with (A) the South Dakota Department of Insurance under Title 58 of the South Dakota Codified Laws; or (B) the South Dakota Secretary of State under Title 47 of the South Dakota Codified Laws, all of which have been obtained or made prior to the Closing, no authorization, consent or approval of, or filing with, any public body or authority is necessary for the consummation by Purchaser and Merger Sub of the transactions contemplated by this Agreement and the Articles of Merger.

         4.5 LITIGATION. There is no action, suit or proceeding pending against or, to the knowledge of Purchaser or Merger Sub, threatened against or affecting Purchaser or Merger Sub or any affiliate of Purchaser before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin or materially delay the Transaction or the Merger.

         4.6 ACCURACY OF INFORMATION. The information relating to Purchaser included in this Agreement and the schedules furnished to Seller by Purchaser pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein and therein, in light of the circumstances under which they were made, not misleading.

         4.7 NO MATERIAL ADVERSE CHANGE. Since the date of the most recently filed Form 10-K filed by Purchaser with the SEC, there has occurred no material adverse change with respect to the business or financial condition of Purchaser.

         4.8 BROKERS' FEES. Neither Purchaser nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction for which the Company or the Seller could become liable or obligated.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS


5.1 SELLER'S CERTIFICATION; STOCK CERTIFICATE LEGEND. At or prior to the Closing, Purchaser shall have received from Seller a certification to the effect that it:

                  5.1.1 is acquiring the Purchaser Common Shares in the Merger for its own account, for investment, and not with a view to, or for sale in connection with, any distribution of such Purchaser Common Shares or any part thereof.

                  5.1.2 (A) is an accredited investor as that term is defined in Rule 501(a) of Regulation D as promulgated under the Securities Act of 1933, as amended (the "Securities Act") and
                  (B) has been afforded prior to the date hereof the opportunity to ask questions of, and received answers from, Purchaser and its representatives and has received from Purchaser all other information concerning the investment contemplated by the Articles of Merger that Seller has requested.

                  5.1.3 understands that the Purchaser Common Shares to be issued in the Merger has not been registered under the Securities Act or any applicable state securities or blue sky laws, and may be required to be held indefinitely, unless subsequently registered under the Securities Act and such applicable blue sky laws, or an exemption from such registration is available. Seller agrees that the certificate(s) representing the Purchaser Common Shares issued in the Merger shall bear a legend in substantially the following form:

         "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT OF 1933 AND SUCH APPLICABLE STATE LAW OR UNLESS SOLD PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS."

         5.2 DEMAND REGISTRATION RIGHTS. Upon the written request of Seller received by Purchaser at any time during the twenty four (24) calendar months following the Closing Date, Purchaser shall use its best efforts to effect the registration of all of the Purchaser Common Shares issued in the Merger under the Securities Act and the registration or qualification thereof under all applicable state securities or blue sky laws. Seller covenants and agrees that it shall comply with the appropriate provisions of the Securities Act and with the reasonable requests of any managing underwriter(s) in connection with such registration.

         5.3 PIGGYBACK REGISTRATION RIGHTS. If at any time after the Closing Date, Purchaser files a registration statement under the Securities Act on Form S-1, Form S-2 or Form S-3 with respect to any of the Purchaser Common Shares, Purchaser shall, upon Seller's written request, include up to 100% of the Purchaser Common Shares issued in the Merger as part of the registration statement. Seller covenants and agrees that it shall comply with the appropriate provisions of the Securities Act and with the reasonable requests of any managing underwriter(s) in connection with such registration.

         5.4 REGISTRATION PROCEDURES. In connection with the registration requirements set forth in Section 5.2 and 5.3, Purchaser shall, as expeditiously as possible:

                  5.4.1 prepare and file with the Securities and Exchange Commission a registration statement with respect to the Purchaser Common Shares issued in the Merger and use its best efforts to cause such registration statement to become effective;

                  5.4.2 furnish to Seller such number of copies of such registration statement, each amendment thereto, the prospectus included in the registration statement (including each preliminary prospectus), and such other documents, as Seller may reasonably request in order to facilitate the public sale or other disposition of the Purchaser Common Shares issued in the Merger;

                  5.4.3 use every reasonable effort to register or qualify all the Purchaser Common Shares issued in the Merger which are covered by the registration statement under such other securities or blue sky laws of such jurisdictions as Seller shall reasonably request, and do any and all other acts and things which may be necessary under securities or blue sky laws to enable Seller to consummate the public sale in such jurisdiction of such Purchaser Common Shares; provided, however, that Purchaser shall not be required to (i) qualify to do business as foreign corporation in any jurisdiction wherein it would not otherwise be required to qualify but for this subparagraph or (ii) subject itself to taxation in any such jurisdiction;

                  5.4.4 cause all of the Purchaser Common Shares issued in the Merger which are covered by such registration statement to be listed on each securities exchange on which Purchaser Common Shares are then listed; and

                  5.4.5 as soon as practicable after the effectiveness of the registration statement, furnish to Seller an opinion of Purchaser's legal counsel or other written assurance, in form and substance acceptable to Seller, to the effect that the Purchaser Common Shares issued in the Merger which are subject to the registration statement have been registered under the Securities Act and applicable state securities laws.

         5.5      REGISTRATION EXPENSES.

                  5.5.1 All expenses incurred in effecting the registration provided for in Section 5.2, including, without limitation, all registration and filing fees, printing expenses, underwriting discounts, fees and disbursements of counsel for Purchaser, and expenses of complying with the securities or blue sky laws of any jurisdictions pursuant to Section 5.4.3, and all expenses (including sales commissions) incurred by Seller in effecting sales of the Purchaser Common Shares issued in the Merger pursuant to such registration statement, shall be borne and paid by Seller, and Purchaser shall have no liability therefor.

                  5.5.2 Seller shall bear and pay its proportionate share of all expenses incurred in effecting the registration provided for in Section 5.3, including, without limitation, its proportionate share of all registration and filing fees, printing expenses, underwriting discounts, fees and disbursements of counsel for Purchaser, and expenses of complying with the securities or blue sky laws of any jurisdictions pursuant to Section 5.4.3. All expenses (including sales commissions) incurred by Seller in effecting sales of the Purchaser Common Shares issued in the Merger pursuant to such registration statement shall be borne and paid by Seller, and Purchaser shall have no liability therefor.

         5.6      INDEMNIFICATION.

                  5.6.1 In the event of any registration of any Purchaser Common Shares issued in the Merger under the Securities Act pursuant to this Agreement, Purchaser, to the extent permitted by law, shall indemnify and hold harmless Seller and each person who sells any such Purchaser Common Shares on behalf of Seller, and each of Seller's directors, trustees, officers, employees, and agents

                  (each an "Indemnified Party"), against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (A) any alleged untrue statement of any material fact contained, on the effective date thereof, in the registration statement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto; (B) any alleged omission to state in any such document a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that with respect to the indemnification provided pursuant to this Section 5.7.1, Purchaser shall not be liable to indemnify any Indemnified Party to the extent, but only to the extent, that the alleged untrue statement or alleged omission was made in the registration statement, preliminary prospectus, final prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to Purchaser by Seller specifically for use therein.

                  5.6.2 Any Indemnified Party under Section 5.7.1 shall, promptly after receipt of notice of commencement of any action, suit or proceeding against such Indemnified Party, notify Purchaser of the commencement of such action, suit or proceeding, enclosing a copy of all papers served. Purchaser shall be entitle to participate in and, to the extent it wishes to do so, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to the Indemnified Party. After notice from Purchaser of its election to assume the defense of such action, Purchaser shall be liable to the Indemnified Party only for legal fees and expenses incurred by such Indemnified Party prior to the date upon which such person received notice that the Indemnified Party had chosen to assume the defense of such action (including any costs incurred subsequent to that date relating solely to organization or disposition of work performed prior to such date). The Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof at his, her or its own cost and expense; provided, however, that notwithstanding the foregoing, (A) if the Indemnified Party has been advised by counsel that its defenses may be different from those of Purchaser or (B) if Purchaser has not proceeded in a timely manner to effect such defense, then the reasonable fees and expenses of counsel for such Indemnified Party shall be paid by Purchaser. In no event shall Purchaser be obligated to indemnify any person for any settlement of any claim or action effected without Purchaser's consent.

                                   ARTICLE VI
                                   TAX MATTERS


6.1 NO CARRYBACK OF NET OPERATING LOSS, ETC.. Except as required by applicable law, the Company (and its successors and assigns) will elect not to carry back any net operating loss, Tax credit or other Tax item from a taxable year beginning on or after the Closing Date to any taxable year ending prior to the Closing Date and will waive any and all rights to any claims for refund in respect of such net operating loss, Tax credit or other Tax item.

         6.2 PAYMENTS IN RESPECT OF TAXES AND TAX RETURNS FOR STUB PERIOD PRIOR TO AND INCLUDING THE EFFECTIVE TIME.

                  6.2.1 Purchaser acknowledges that the Company has been included as a member of an affiliated group in the consolidated federal income Tax Returns filed by Seller and its affiliates for the year beginning August 20, 1993 through December 31, 1997, and Seller and its affiliates intend to include the Company in their consolidated federal income Tax Return for the portion of 1998 which is prior to and including the Effective Time. The income of the Company will be apportioned to such consolidated group for the period up to and including the Effective Time and to Purchaser for the period after the Effective Time by closing the books of the Company as of the Effective Time in a manner consistent with such prior allocations, if any, for federal income tax purposes. The Company files its own state and local tax returns and will continue to do so after the Closing Date.

                  6.2.2 The Company has established intercompany accounts with Seller and its affiliates in respect of federal income Taxes of the Company which will include Taxes through and including the Effective Date calculated in a manner consistent with the Tax Sharing Agreement dated July 1, 1991, as amended (the "Tax Sharing Agreement"), by and among Seller, Seller's other affiliates and the Company. A true and correct copy of the Tax Sharing Agreement has been previously provided to Purchaser by Seller. These intercompany accounts shall be paid and settled between Seller and its affiliates and the Company effective as of the Effective Date based on the reasonable estimates of the federal income Taxes of the consolidated group. The determination of the final amount which is to be recorded in the intercompany account under the Consolidated Tax Agreement shall be determined when the final Tax Return is filed for the consolidated group which includes the period ending with the Effective Date with respect to the Company. Upon such final determination, the Company shall pay to Seller or its affiliates any balance due (or if the Company has overpaid, Seller shall refund to the Company such excess) within 15 business days of the notice of the determination of the final amount. Such Tax Sharing Agreement shall be terminated as between the Company and such consolidated group and that agreement and any other Tax sharing agreement between Seller (or any affiliates) and the Company shall be terminated as of the Effective Date and will have no further effect for any taxable year (whether the current year, a future year, or a past year).

                  6.2.3 In the event of a dispute between Purchaser and Seller as to any calculation or computation related to federal income Taxes to be settled pursuant to this Section 6.2, which dispute cannot be resolved by Purchaser and Seller, the parties shall each be entitled to submit such dispute to the Columbus, Ohio office of Ernst and Young for a resolution within 25 days of submission, the decision of which firm shall be binding on Purchaser and Seller; provided, however, that in no event will the resolution of such dispute delay the filing of any Tax Returns past the date such Tax Returns are required to be filed. The fees and expenses of such accountants shall be shared equally by Purchaser on the one hand and Seller on the other hand.

         6.2.4 Seller hereby indemnifies and holds harmless the Company from and against, and Seller hereby assumes, any and all liability arising under the Tax Sharing Agreement for all tax years ending prior to and including the period through the Closing Date.

         6.2.5 Purchaser hereby agrees to pay over to Seller any refunds received by the Company from any taxing authority after the Closing Date with respect to Taxes paid by or on behalf of the Company for any period ending on or prior to the Closing Date, provided, however, that neither Purchaser nor the Company shall have any obligation to initiate or continue any claim, proceeding or other effort with respect to obtaining any such refund of Taxes of the Company, except to provide reasonable cooperation to Seller with respect thereto upon Seller's request and at Seller's expense.

6.3 TAX INDEMNITIES. In addition to the indemnification provided in Section 6.2.4, Seller agrees to indemnify and hold Purchaser and the Company and their respective successors and assigns harmless from and against any liability for Taxes of Seller and its affiliates including any liability imposed on the Company under Treasury Regulation ss. 1.1502-6 (or any similar provision of state, local or foreign law).

6.4 MUTUAL COOPERATION. Purchaser and Seller shall provide each other with such assistance as may reasonably be requested by either of them in connection with the preparation and execution of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and, upon the request of the other, provide the other with any records or information which may be relevant to such return, audit or examination or proceedings. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns (or portions thereof) and supporting work schedules. The party requesting such assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred by the other in providing such assistance.

                                   ARTICLE VII
                         INDEMNIFICATION AND LIMITATIONS

7.1 INDEMNIFICATION. The representations, warranties and covenants of Purchaser and Seller made in this Agreement shall survive the Closing. Purchaser on the one hand and Seller on the other shall indemnify and hold harmless the other party, and its successors and assigns, from and against any loss, liability, damage, cost or expense (including reasonable attorneys' and accountants' fees and expert witness fees) (collectively, "Losses" and individually a "Loss") which shall arise out of or be connected with any breach of any representation or warranty made or covenant to be performed by the party or parties against whom indemnification is sought.

         7.2 LIMITATION ON CLAIMS. Any indemnified party, or its successors and assigns, may not commence a claim for indemnification with respect to any Losses under this Article VII after June 30, 2000, except where otherwise expressly provided.

         7.3 LIMITATIONS ON LIABILITY FOR CERTAIN LOSSES. Seller shall be liable for indemnification payments under Section 7.1 or under any other indemnification obligation set forth in this Agreement (except with respect to Losses set forth in Sections 7.4 and 7.5), only to the extent that the aggregate amount of such Losses exceeds $800,000, in which case Seller shall be liable for all such Losses. Notwithstanding the foregoing sentence and the provisions of Sections 7.4 and 7.5, the aggregate liability of Seller for all Losses under this Article VII shall not exceed $40,000,000.

         7.4 SELLER'S SPECIFIC INDEMNIFICATION COVENANTS. In addition to the indemnification obligations of Seller pursuant to Section 7.1, and notwithstanding the limitations set forth in Section 7.3, Seller specifically agrees to indemnify Purchaser for all Losses in connection with or relating to any liability of the Company for Taxes.

         7.5 ADDITIONAL PROVISIONS REGARDING CERTAIN LOSSES. In the case of Losses in respect of Taxes of the Company that result from a Timing Item (as hereafter defined), Seller's liability for indemnification otherwise provided under this Agreement shall be limited only to interest, penalties and the effect of Tax rate differences resulting from the Timing Item. A Timing Item is defined to mean any item (or related items) of Tax income, gain, deduction, loss or credit, and all items entering into the computation thereof, that has the effect of increasing (or decreasing) the liability of the Company for Taxes in one year and in a related manner decreasing (or increasing) the liability of the Company for Taxes in another year.

                  Notwithstanding the time limitation set forth in Section 7.2,
         (i) any claim for indemnification which relates to Losses associated with Taxes hereunder may be made by Purchaser at any time prior to the expiration of any applicable statute of limitations relating to the assessment and collection of such Tax obligations, and (ii) with respect to any facts which appear to Purchaser reasonably likely to constitute a basis for a Loss in the future, Purchaser shall retain the right to indemnification in accordance with this Agreement so long as Purchaser notifies Seller in reasonable detail on or prior to June 30,

         2000 of such claim, suit or proceedings for which indemnification may be sought in accordance with Section 7.1 hereof, even if as of the date of such notification no Loss has yet occurred with respect to such matter.

         7.6 THIRD PARTY ACTIONS. In the event any claim is made, suit is brought or tax audit or other proceeding is instituted against Purchaser, Seller or the Company which involves or appears reasonably likely to involve a Loss, the indemnified party will, promptly after receipt of notice of any such claim, suit or proceedings for which indemnification may be sought, notify, which notice will describe such claim, suit or proceeding in reasonable detail, the indemnifying party of the commencement thereof. The failure to so notify the indemnifying party of the commencement of any such claim, suit or proceeding will relieve the indemnifying party from liability under Article VII hereof only to the extent that such failure materially adversely affects the ability of the indemnifying party to defend its interests in such claim, action or proceedings. The indemnifying party (at its expense) shall have the right and shall be given the opportunity to defend with its own counsel such claim, suit or proceedings. If the indemnifying party does not elect to undertake the defense of any such claim, suit or proceeding, within a reasonable period after receipt of notice of the same, the indemnified party (upon further notice to the indemnifying party) shall have the right to undertake the defense of such claim, suit or proceedings, subject to the right of the indemnifying party to assume the defense of such claim, suit or proceeding at any time prior to its final determination or settlement. If the indemnifying party shall undertake such defense, the indemnified party shall cooperate fully with the indemnifying party and its counsel with respect thereto. The indemnified party shall, at its own expense, have the right to participate in the defense of such claim, suit or proceeding. The indemnified party shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of the indemnifying party. In the event that the indemnified party determines to settle any such claim, suit or proceeding without such prior consent of the indemnifying party, the indemnifying party shall have no further indemnification obligations under this Article VII with respect to such claim, suit or proceeding.

         7.7 SUBROGATION. A party against whom a claim for indemnification has been asserted shall be subrogated to any right of action which the party being indemnified hereunder may have against any other person with respect to any matter giving rise to a claim for indemnification hereunder, other than a claim in respect of Taxes.

         7.8 TAX TREATMENT OF PAYMENTS. All payments made pursuant to this
         Article VII shall be treated for tax purposes as adjustments to the merger consideration.

         7.9 EXCLUSIVE REMEDY. This Article VII shall provide the sole and exclusive remedy for any and all Losses sustained or incurred by Purchaser or the Company, or by Seller, or their successors or assigns, absent fraud or willful misconduct on the part of the party against whom damages are sought.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

8.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations, warranties and agreements in this Agreement of Seller and Purchaser or in any instrument delivered by Seller and Purchaser pursuant to this Agreement shall survive the Closing, subject to the provisions of Article VII hereof.

         8.2 DISCLOSURE SCHEDULES. Nothing in any disclosure schedule referred to in this Agreement shall be deemed adequate to disclose an exception to a representation or warranty permitted to be made herein unless such disclosure schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception permitted to be made to a representation or warranty made herein unless the representation or warranty has to do with the existence of the document or other item itself, provided, however, that the disclosure of an item required to be disclosed on any one disclosure schedule shall be deemed to be a disclosure on each other disclosure schedule which would otherwise require disclosure of such item thereon.

         8.3 LITIGATION SUPPORT. In the event and for so long as any party is actively contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any (i) transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Company, each of the other parties shall cooperate with such party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Article VII).

         8.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received (i) on the date given if delivered personally or by cable, telegram, telex or telecopy or (ii) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to Seller (or the Company, prior to the Effective
                  Time):

                  State Automobile Mutual Insurance Company
                  518 East Broad Street
                  Columbus, Ohio  43215
                  Attention: Robert L. Bailey, Chairman

         Copy to:

                  Bricker & Eckler LLP
                  100 South Third Street
                  Columbus, Ohio 43215
                  Attention: John W. Cook III, Esq. and
                             Laurie A. Briggs, Esq.

         (b) if to Purchaser, Merger Sub (or the Company, at and after the Effective Time):

                  State Auto Financial Corporation
                  518 East Broad Street
                  Columbus, Ohio  43215
                  Attention:  Steven J. Johnston, Chief Financial Officer

         Copy to:

                  John R. Lowther, Esq.
                  Vice President, Secretary and General Counsel
                  State Auto Financial Corporation
                  518 East Broad Street
                  Columbus, Ohio  43215

         8.5 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         8.6 WAIVER. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof.

         8.7 MISCELLANEOUS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The exhibits, schedules, documents and instruments identified in this Agreement are incorporated herein and made a part hereof. This Agreement (including exhibits, schedules, documents and instruments referred to herein) (A) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, including, without limitation, that Option Agreement dated August 20, 1993 by and between Purchaser and Seller; (B) is not intended to confer upon any person not a party hereto any rights or remedies hereunder; and (C) shall be governed in all respects by the laws of the State of Ohio, provided, however, that the regulation of the Company and its insurance business shall be governed in all respects by the laws of the State of South Dakota. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         8.8 ASSIGNMENT. No party hereto may assign its rights and obligations hereunder to any other person or entity without the prior written consent of each other party hereto. Subject only to the foregoing limitation, this Agreement shall be binding upon the successors and assigns of each party hereto.

         8.9 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring any party by virtue of authorship of any of the specific provisions of the Agreement. When used in this Agreement, the word "including" shall mean including without limitation. Any reference to federal, state, local or foreign statutes or laws shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All references to "affiliates" in this Agreement shall mean "affiliates" as such term is defined within the meaning of federal securities laws; provided, however, that Seller and its subsidiaries, on the one hand, and Purchaser and its subsidiaries, on the other hand, shall not be deemed to be affiliates of one another for the purposes of Articles Two, Three, Four and Six, and provided further, that the Company shall be deemed to be an affiliate of Seller prior to the Effective Time and an affiliate of Purchaser at and after the Effective Time for the purposes of Articles Two, Three, Four and Six.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                   PURCHASER:

                                   STATE AUTO FINANCIAL CORPORATION

                                   By:  /s/Robert L. Bailey
                                       -------------------------------
                                   Its: Chairman and CEO
                                       -------------------------------


                                   SELLER:

                                   STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

                                   By:  /s/Robert L. Bailey
                                       -------------------------------
                                   Its: Chairman and CEO
                                       -------------------------------

                                   COMPANY:

                                   MILBANK INSURANCE COMPANY

                                   By:  /s/Robert L. Bailey
                                       -------------------------------
                                   Its: Chairman and CEO
                                       -------------------------------


                                   MERGER SUB:

                                   SAF ACQUISITION CORP.

                                   By:  /s/John R. Lowther
                                       -------------------------------
                                   Its: Secretary
                                       -------------------------------

                                CLOSING AGREEMENT


         This Closing Agreement (this "Agreement") is entered into as of July 7, 1998 by and among State Automobile Mutual Insurance Company, an Ohio domiciled mutual insurance company ("Seller"), State Auto Financial Corporation, an Ohio corporation ("Buyer"), and Milbank Insurance Company, a South Dakota stock insurance company and the successor by merger to SAF Acquisition corporation, a South Dakota corporation (the "Company").

                                    RECITALS

         A. Buyer, Seller and SAF Acquisition Corporation entered into that certain Agreement and Plan of Reorganization as of the date hereof (the "Plan of Reorganization"), and the transactions contemplated thereby have been consummated as of this date.

         B. The parties originally expected and intended the execution of the Plan of Reorganization and the other documents contemplated thereby (the "Related Documents"), and the Closing and the Effective Time (each as defined in the Plan of Reorganization), to occur on and as of July 1, 1998. Notwithstanding such original expectation of the parties, certain required regulatory approvals were not obtained by the parties until a date later than July 1, 1998.

         C. Notwithstanding such delays, the parties desire to enter into this Agreement to set forth their additional agreements and understandings regarding the effectiveness of the transactions under the Plan of Reorganization and the Related Documents.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Effective Time. To ease or eliminate certain administrative and other burdens which would otherwise be imposed upon Buyer, Seller and the Company in connection with the occurrence of the Closing and the Effective Time as of a date and time other than the close of business on the last day of a calendar month, each of Buyer, Seller and the Company shall deem the Closing and Effective Time of the transactions contemplated by the Plan of Reorganization to have occurred and be effective as of the close of business on June 30, 1998, notwithstanding the later filing and effectiveness of the Articles of Merger referred to in Section 1.2 of the Plan of Reorganization, and shall treat all such transactions as having been consummated and closed as of the close of business on June 30, 1998 for all purposes, including but not limited to all tax, regulatory, accounting and similar business purposes, and for the determination of any and all allocations of income, loss and legal responsibility relating to the Company between Buyer and Seller. Notwithstanding the definitions set forth in the Plan of Reorganization to the contrary, the terms "Effective Time": and "Closing Date" under the Plan of Reorganization shall be deemed to mean the close of business on June 30, 1998 for purposes of determining the liability of Buyer and Seller under the Plan of Reorganization and the Related Documents.

         2. Determination of Value of Purchaser Common Shares. Notwithstanding any other agreement of the parties in any document or agreement, including the Option Agreement (as defined in the Plan of Reorganization), the "Value of Purchaser Common Shares" shall be determined as of June 30, 1998, and not as of any other date, including without limitation the date immediately prior to the filing of the Articles of Merger under which the company was merged into Merger Sub (as defined in the Plan of Reorganization).

         3. Amendment. To the extent required by the terms of the Plan of Reorganization or otherwise, this Agreement shall be deemed an amendment of the Plan of Reorganization.

         4. Incorporation by Reference. The provisions of Section 8.4, Section 8.5, Section 8.6, Section 8.7 and Section 8.8 (excluding only the last sentence of Section 8.8) are hereby incorporated by reference into this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                            PURCHASER:

                                            STATE AUTO FINANCIAL CORPORATION

                                            By:  /s/Robert H. Moone
                                                -------------------------------
                                            Its: President and COO
                                                -------------------------------


                                            SELLER:

                                            STATE AUTOMOBILE MUTUAL

                                            INSURANCE COMPANY

                                            By:  /s/Robert H. Moone
                                                -------------------------------
                                            Its: President and COO
                                                -------------------------------


                                            COMPANY:

                                            MILBANK INSURANCE COMPANY

                                            By:  /s/Robert H. Moone
                                                -------------------------------
                                            Its: President and COO
                                                -------------------------------